Exhibit 99.1

ChinaCast Education Received NASDAQ Notification Letter
Regarding Delayed Form 10-Q Filing

Shanghai, May 17, 2012 -- ChinaCast Education Corporation (the “Company”, NASDAQ: CAST), a post-secondary education and e-learning services provider in China, announced today it has received a notification from the staff of The NASDAQ Stock Market LLC (the “NASDAQ Staff”) that the NASDAQ Staff has determined that the Company’s failure to file when due its Form 10-Q for the quarterly period ended March 31, 2012, as required by NASDAQ Listing Rule 5250(c), serves as an additional basis for delisting the Company’s securities from NASDAQ.

As disclosed in prior public filings, the NASDAQ Staff had made a determination on May 2, 2012, to delist the Company’s securities pursuant to discretionary authority under NASDAQ Listing Rule 5101 and in connection with the Company’s failure to file its Form 10-K for the year ended December 31, 2011, as required by NASDAQ Listing Rule 5250(c). The Company has requested a hearing with the NASDAQ Hearings Panel to appeal this delisting determination, which is scheduled for June 28, 2012, as previously disclosed. The NASDAQ Staff has notified the Company that the NASDAQ Hearings Panel will consider the Company’s failure to file its Form 10-Q for the quarterly period ended March 31, 2012 (in addition to other matters previously disclosed) in rendering a determination regarding the Company’s continued listing.

Safe Harbor Statement

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements express our current expectations or forecasts of possible future results or events, including projections of future performance, statements of management’s plans and objectives, future contracts, and forecasts of trends and other matters. These projections, expectations and trends may involve a number of risks and uncertainties including, among others, the risk factors listed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and other publicly-available filings with the SEC. Forward-looking statements speak only as of the date of this filing, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur. You can identify these statements by the fact that they do not relate strictly to historic or current facts and often use words such as “anticipate,” “estimate,” “expect,” “believe,” “will likely result,” “outlook,” “project” and other words and expressions of similar meaning. No assurance can be given that the results in any forward-looking statements will be achieved and actual results could be affected by one or more factors, which could cause them to differ materially. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act.

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